Exhibit 23.1

GRANT THORNTON LLP	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
50 N. Laura Street, Suite 1000
Jacksonville, FL 32202

D +1 904 446 4550
F +1 904 446 4505

We have issued our reports dated February 12, 2024, with respect to the consolidated financial statements, schedules, and internal control over financial reporting of Federal Realty Investment Trust and Federal Realty OP LP included in the Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

Jacksonville, Florida
March 8, 2024

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.